EXHIBIT 99.2
FOR IMMEDIATE RELEASE
Contact:
A. Pierre Dubois
Manager, Investor Relations, (210) 283-2164
Tesoro Closes Offering Of $450 Million 6 1/4% Senior Notes Due 2012 And
$450 Million 6 5/8% Senior Notes Due 2015
     SAN ANTONIO — November 16, 2005 — Tesoro Corporation (“Tesoro”) (NYSE:TSO) announced today the closing of its offering of $450 million in aggregate principal amount of its 6 1/4% Senior Notes due 2012 and $450 million in aggregate principal amount of its 6 5/8% Senior Notes due 2015, each issued pursuant to a private placement and expected to be resold by the initial purchasers under Rule 144A and Regulation S under the Securities Act of 1933. Neither the 6 1/4% Senior Notes due 2012 nor the 6 5/8% Senior Notes due 2015 have been registered under the Securities Act of 1933 and neither may be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.
     Today, Tesoro used the net proceeds from such offering, together with cash on hand, to purchase the notes tendered on or prior to 5:00 p.m., New York City time, on November 14, 2005 (the “Consent Date”), in connection with the previously announced cash tender offers and consent solicitations for its $211 million principal amount outstanding of 9 5/8% Senior Subordinated Notes due 2008 (the “2008 Subordinated Notes”), $429 million principal amount outstanding of 9 5/8% Senior Subordinated Notes due 2012 and $375 million principal amount outstanding of 8% Senior Secured Notes due 2008.

     This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
     Tesoro Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro’s retail-marketing system includes almost 500 branded retail stations, of which over 200 are company operated under the Tesoro® and Mirastar® brands.
     The foregoing statements regarding Tesoro’s intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. Tesoro’s ability to complete the transactions described above successfully is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by Tesoro with the Securities and Exchange Commission.
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